Exhibit 99.1

On April 19, 2017, United Bancshares, Inc. issued the following release:

United Bancshares, Inc. (Nasdaq: UBOH – news), a bank holding company headquartered in Columbus Grove, Ohio with consolidated assets of $640.5 million today announced operating results for the quarter and three month period ended March 31, 2017 and that its Board of Directors approved a cash dividend of $0.12 per common share payable June 15, 2017 to shareholders of record at the close of business on May 31, 2017.

For the quarter ended March 31, 2017, the Corporation reported net income of $1,394,000, or $0.43 basic earnings per share. This compares to the first quarter of 2016 net income of $1,308,000, or $0.40 basic earnings per share.  The increase in operating results for the first quarter of 2017 as compared to the same period in 2016 was primarily attributable to increases in interest income of $223,000 and non-interest income of $141,000 offset by an increase in interest expense of $95,000, non-interest expenses of $77,000 and provision for income taxes of $56,000.  Additionally, the quarter ended March 31, 2017 was positively impacted by a credit for loan and lease losses of $350,000 compared to a $400,000 credit for loan and lease losses for the first quarter of 2016.

For the quarter ended March 31, 2017, non-interest income was $1,260,000, compared to $1,119,000 for the first quarter of 2016, a $141,000 (12.6%) increase which was primarily attributable to increases in gain on sales of loans of $48,000 and other operating income of $131,000 offset by a decrease in gain on sales of securities of $38,000.

For the quarter ended March 31, 2017, non-interest expenses were $4,633,000, compared to $4,556,000 for the first quarter of 2016, a $77,000 (1.7%) increase which was primarily attributable to increases in salaries and benefits expense, premises and fixed asset, advertising and promotion, media and Ohio financial institutions tax, offset by decreases in FDIC assessment and loan closing fee expenses.

Total assets amounted to $640.5 million at March 31, 2017, compared to $633.1 million at December 31, 2016, an increase of $7.4 million (1.2%).   The increase in total assets was primarily the result of an increase of $5.8 million (1.6%) in net loans and leases, $1.2 million (8.1%) in cash and cash equivalents, and $1.1 million (8.1%) in premises and equipment. Deposits during this same period increased $9.3 million, or 1.8%.

Shareholders’ equity increased from $72.6 million at December 31, 2016 to $74.0 million at March 31, 2017.  This increase was primarily the result of net income of $1,394,000 and a $371,000 decrease in unrealized securities losses, net of tax, offset by dividends paid of $393,000.  The decrease in unrealized securities losses during the three month period ended March 31, 2017, was the result of customary and expected changes in the bond market.  Net unrealized gains and losses on securities are reported as accumulated other comprehensive income in the consolidated balance sheets.

United Bancshares, Inc. is the holding company of The Union Bank Company which serves Allen, Delaware, Hancock, Marion, Putnam, Sandusky, Van Wert and Wood Counties in Ohio, with office locations in Bowling Green, Columbus Grove, Delaware, Delphos, Findlay, Gibsonburg, Kalida, Leipsic, Lima, Marion, Ottawa, and Pemberville, Ohio.

This release may contain certain forward-looking statements that are provided to assist in the understanding of anticipated future financial performance.  However, such performance involves risk and uncertainties that may cause actual results to differ materially.  Factors that could cause actual results to differ from those discussed in the forward-looking statements include, but are not limited to, the strength of the local economies in which operations are conducted, the effects of and changes in policies and laws of regulatory agencies, inflation, and interest rates.  For further discussion of certain factors that may cause such forward-looking statements to differ materially from actual results, refer to the 2016 Form 10-K.